As filed with the Securities and Exchange Commission on March 29, 2004

                                                      Registration No. _________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                GERON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                                   ----------
             Delaware                                       75-2287752
 (State or Other Jurisdiction of                         (I.R.S. Employer
  Incorporation or Organization)                        Identification No.)
                                   ----------
                             230 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 473-7700

               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                   ----------
                                Thomas B. Okarma
                      President and Chief Executive Officer
                                Geron Corporation
                             230 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 473-7700
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                                   ----------
                                   Copies to:
                                   ----------
                             Alan C. Mendelson, Esq.
                              Latham & Watkins LLP
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600
                                   ----------
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                 ---------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box

                                 ---------------

                         CALCULATION OF REGISTRATION FEE
====================================== ===================== ========================= ========================== ==================
                                                               Proposed Maximum           Proposed Maximum           Amount of
    Title of Securities to be            Amount to be         Offering Price per         Aggregate Offering        Registration
            Registered                   Registered(1)               share                     Price                    Fee
-------------------------------------- --------------------- ------------------------- -------------------------- ------------------
Common Stock, par value $.001 per
  share                                    443,603 shares           $8.15 (2)               $3,615,364.45             $458.07 (3)
-------------------------------------- --------------------- ------------------------- -------------------------- ------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving Geron's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices reported by Nasdaq National Market on March 24, 2004.

(3)  Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

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        The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MARCH 29, 2004

                             UP TO 443,603 SHARES OF

                                GERON CORPORATION

                                  COMMON STOCK



     Our common stock is traded on the Nasdaq National Market under the symbol "GERN." On March 26, 2004, the closing price of our common stock was $8.73.

     This prospectus relates to the sale of up to 33,662 shares of our common stock by Transgenomic, Inc., the sale of up to 363,039 shares of our common stock by David D. Bohannon Organization, and the sale of up to 46,902 shares of our common stock by Bohannon Development Company. We will not receive any of the proceeds from the sale of these shares covered by this prospectus.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                             ----------------------

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                 The date of this prospectus is March 29, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT GERON....................................................................4

RISK FACTORS...................................................................4

FORWARD-LOOKING STATEMENTS....................................................15

USE OF PROCEEDS...............................................................15

DESCRIPTION OF OUR COMMON STOCK...............................................15

SELLING STOCKHOLDER...........................................................16

PLAN OF DISTRIBUTION..........................................................17

LEGAL MATTERS.................................................................18

EXPERTS.......................................................................18

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...............................18

WHERE YOU CAN FIND MORE INFORMATION...........................................18

DOCUMENTS WE HAVE INCORPORATED BY REFERENCE...................................18

                                   ABOUT GERON

     We are a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on our telomerase technology, and cell-based therapeutics using our human embryonic stem cell technology.

     We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 473-7700.

                                  RISK FACTORS

     Our business is subject to various risks, including those described below. You should carefully consider the following risks, together with all of the other information included in this registration statement and the documents incorporated by reference before investing in our common stock. Any of these risks could materially adversely affect our business, operating results and financial condition.

Our business is at an early stage of development.

     Our business is at an early stage of development, in that we do not yet have product candidates in late-stage clinical trials or on the market. Only one of our product candidates, a telomerase therapeutic cancer vaccine, is in clinical trials. This product is being studied in a Phase I/II clinical trial being conducted by an academic institution. Our lead anti-cancer drug compounds, GRN163 and GRN163L, are in preclinical testing. Our ability to develop product candidates that progress to and through clinical trials is subject to our ability to, among other things:

     o   have success with our research and development efforts;

     o   select therapeutic compounds for development;

     o   obtain the required regulatory approvals; and

     o   manufacture and market resulting products.

     Potential lead drug compounds or product candidates identified through our research programs will require significant preclinical and clinical testing prior to regulatory approval in the United States and other countries. Our product candidates and compounds we have identified may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their commercial use. In addition, our cancer vaccine and telomerase inhibitor product candidates may not prove to be more effective for treating cancer than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our product candidates. In addition, we will need to determine whether any of our potential products can be manufactured in commercial quantities at an acceptable cost. Our research and development efforts may not result in a product that can be approved by regulators or marketed successfully. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our development programs to be successful, any program may be abandoned, even after we have expended significant resources on the program, such as our investment in telomerase technology, which could cause a sharp drop in our stock price.

     The science and technology of telomere biology and telomerase, human embryonic stem cells, and nuclear transfer are relatively new. There is no precedent for the successful commercialization of product candidates based on our technologies. These development programs are therefore particularly risky.

We have a history of losses and anticipate future losses, and continued losses could impair our ability to sustain operations.

     We have incurred operating losses every year since our operations began in 1990. As of December 31, 2003, our accumulated net loss was approximately $255.7 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses and, as our development efforts and clinical testing activities continue, our operating losses may increase in size. Substantially all of our revenues to date have been research support payments under collaboration agreements. We may be unsuccessful in entering into any new corporate collaboration that results in revenues. We do not expect that the revenues generated from these arrangements will be sufficient alone to continue or expand our research or development activities and otherwise sustain our operations.

     We are unable to estimate at this time whether we will receive any revenue from the sale of diagnostic product candidates and telomerase-immortalized cell lines, and do not currently expect to receive sufficient revenues from the sale of these product candidates, if developed, to sustain our operations. Our ability to continue or expand our research activities and otherwise sustain our operations is dependent on our ability, alone or with others, to, among other things, manufacture and market therapeutic products.

     We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and stockholders' equity, which may not be offset by future financings. We will need to generate significant revenues to achieve profitability. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve profitability could negatively impact the market price of our common stock. Even if we do become profitable, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis.

We will need additional capital to conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.

     We will require substantial capital resources in order to conduct our operations and develop our candidates, and we cannot assure you that our existing capital resources, interest income and equipment financing arrangements will be sufficient to fund our current and planned operations. The timing and degree of any future capital requirements will depend on many factors, including:

     o the accuracy of the assumptions underlying our estimates for our capital needs in 2004 and beyond;

     o   scientific progress in our research and development programs;

     o   the magnitude and scope of our research and development programs;

     o our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

     o   our progress with preclinical development and clinical trials;

     o   the time and costs involved in obtaining regulatory approvals;

     o the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

     o   the number and type of product candidates that we pursue.

     We do not have any committed sources of capital. Additional financing through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

Some of our competitors may develop technologies that are superior to or more cost-effective than ours, which may impact the commercial viability of our technologies and which may significantly damage our ability to sustain operations.

     The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms that are the focus of our programs in oncology and human embryonic stem cell therapies, including the study of telomeres, telomerase, human embryonic stem cells, and nuclear transfer. In addition, other products and therapies that could compete directly with the product candidates that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic and other research organizations.

     Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitors of ours. According to published reports as of March 2004, there were more than 100 approved anti-cancer products on the market in the United States, and several hundred in clinical development. Many of the pharmaceutical companies developing and marketing these competing products (including AstraZeneca PLC, Bristol-Myers Squibb Company and Novartis AG, among others) have significantly greater financial resources and expertise than we do in:

     o   research and development;

     o   manufacturing;

     o   preclinical and clinical testing;

     o   obtaining regulatory approvals; and

     o   marketing.

     Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

     In addition to the above factors, we expect to face competition in the following areas:

     o   product efficacy and safety;

     o   the timing and scope of regulatory consents;

     o   availability of resources;

     o   reimbursement coverage;

     o   price; and

     o patent position, including potentially dominant patent positions of others.

     As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than we do. Most significantly, competitive products may render any product candidates that we develop obsolete.

Restrictions on the use of human embryonic stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.

     Some of our most important programs involve the use of stem cells that are derived from human embryos. The use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human embryonic stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.

     Some political and religious groups have voiced opposition to our technology and practices. We use stem cells derived from human embryos that have been created for in vitro fertilization procedures but are no longer desired or suitable for that use and are donated with appropriate informed consent for research use. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using human embryonic stem cells, thereby impairing our ability to conduct research in this field.

     In addition, the United States government and its agencies have until recently refused to fund research which involves the use of human embryonic tissue. President Bush announced on August 9, 2001 that he would permit federal funding of research on human embryonic stem cells using the limited number of embryonic stem cell lines that had already been created, but relatively few federal grants have been made so far. The President's Council on Bioethics will monitor stem cell research, and the guidelines and regulations it recommends may include restrictions on the scope of research using human embryonic or fetal tissue. The Council issued a report in July 2002 that recommended "that the federal government undertake a thorough-going review of present and projected practices of human embryo research, with the aim of establishing appropriate institutions to advise and shape federal policy in this arena." In the United Kingdom and other countries, the use of embryonic or fetal tissue in research (including the derivation of human embryonic stem cells) is regulated by the government, whether or not the research involves government funding.

     Government-imposed restrictions with respect to use of embryos or human embryonic stem cells in research and development could have a material adverse effect on us, by:

     o harming our ability to establish critical partnerships and collaborations;

     o   delaying or preventing progress in our research and development; and

     o   causing a decrease in the price of our stock.

Potential restrictions or a ban on nuclear transfer could prevent us from benefiting financially from our research in this area.

     Our nuclear transfer technology could theoretically be used to produce human embryos for the derivation of embryonic stem cells (sometimes referred to as "therapeutic cloning") or cloned humans (sometimes referred to as "reproductive cloning"). The U.S. Congress has recently considered legislation that would ban human therapeutic cloning as well as reproductive cloning. Such a bill was passed by the House of Representatives, although not by the Senate. The July 2002 report of the President's Council on Bioethics recommended a four-year moratorium on therapeutic cloning. If human therapeutic cloning is restricted or banned, we will not be able to benefit from the scientific knowledge that would be generated by research in that area. Finally, if regulatory bodies were to restrict or ban the sale of food products from cloned animals, our financial participation in the business of our nuclear transfer licensees could be significantly harmed.

We do not have experience as a company in the regulatory approval process, conducting large scale clinical trials, or other areas required for the successful commercialization and marketing of our product candidates.

     All of our product candidates are currently in early stages of product development. We will need to receive regulatory approval for any product candidates before they may be marketed and distributed. Such approval will require, among other things, completing carefully controlled and well-designed clinical trials demonstrating the safety and efficacy of such product candidate. This process is lengthy, expensive and uncertain. We currently have no experience as a company in conducting such trials. Such trials would require either additional financial and management resources, or reliance on third-party clinical investigators or clinical research organizations (CROs). Relying on third-party clinical investigators or CROs may force us to encounter delays that are outside of our control.

     We also do not currently have marketing and distribution capabilities for our product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process. We may enter into agreements with third parties that would be responsible for marketing and distribution. However, these third parties may not be capable of successfully selling any of our product candidates.

Entry into clinical trials with one or more product candidates may not result in any commercially viable products.

     We may never generate revenues from product sales because of a variety of risks inherent in our business, including the following risks:

     o clinical trials may not demonstrate the safety and efficacy of our product candidates;

     o completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;

     o we may not be able to obtain regulatory approval of our products, or may experience delays in obtaining such approvals;

     o we may not be able to manufacture our product candidates economically on a commercial scale;

     o we and our licensees may not be able to successfully market our products;

     o physicians may not prescribe our product candidates, or patients may not accept such product candidates;

     o others may have proprietary rights which prevent us from marketing our products; and

     o   competitors may sell similar, superior or lower-cost products.

     Our only product candidate that is in clinical testing is the telomerase cancer vaccine, for which we have only early and preliminary results. Early stage testing may not be indicative of successful outcomes in later stage trials.

Impairment of our intellectual property rights may limit our ability to pursue the development of our intended technologies and products.

     Protection of our proprietary technology is critically important to our business. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology patents in the United States and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technology, or enforce issued patents, is uncertain. For example, the European Patent Convention prohibits the granting of European patents for inventions that concern "uses of human embryos for industrial or commercial purposes." We do not yet know whether or to what extent this restriction will impact our ability to obtain patent protection for our human embryonic stem cell technologies in Europe. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted.

     Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or the first to file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

     Where several parties seek patent protection for the same technology, the U.S. Patent Office may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Moreover, parties that receive an adverse decision in an interference can lose important patent rights. Our pending patent applications, or our issued patents, may be drawn into interference proceedings which may delay or prevent the issuance of patents, or result in the loss of issued patent rights.

     The interference process can also be used to challenge a patent that has been issued to another party. In 2001, the U.S. Patent Office granted our request for the declaration of an interference between one of our pending applications relating to nuclear transfer and an issued patent, held by the University of Massachusetts. We requested this interference in order to clarify our patent rights in nuclear transfer technology. A recent decision in this interference found that all claims in the University of Massachusetts patent in question were unpatentable, and denied motions attacking the patentability of the claims in our patent application. The proceeding is still ongoing. We do not have access to the other party's invention records, and, as in any legal proceeding, the outcome is uncertain. We have since filed requests for additional interferences with other University of Massachusetts patents in the same field; to date one of these additional requests has been granted. In March 2002, a second interference was declared involving our nuclear transfer patent application and a patent application held by Infigen Inc. That interference was recently resolved with a judgment in our favor.

     Outside of the United States, certain jurisdictions, such as Europe and Australia, permit oppositions to be filed against the granting of patents. Because our intent is to commercialize products internationally, securing both proprietary protection and freedom to operate outside of the United States is important to our business. We are involved in both opposing the grant of patents to others through such opposition proceedings and in defending against oppositions filed by others.

     If interferences, oppositions or other challenges to our patent rights are not resolved promptly in our favor, our existing business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing certain products, which could materially harm our business.

     Patent litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of others. We may not be successful in any patent litigation. Patent litigation can be extremely expensive and time-consuming, even if the outcome is favorable to us. An adverse outcome in a patent litigation or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology, any of which could severely harm our business.

If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends.

     Our business depends on our three technology platforms, each of which is based in part on patents licensed from third parties. Those third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform would be severely adversely affected.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

     Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and prevent us from pursuing research and development or commercialization of potential products.

     Our commercial success depends significantly on our ability to operate without infringing patents and the proprietary rights of others. Our technologies may infringe the patents or proprietary rights of others. In addition, we may become aware of discoveries and technology controlled by third parties that are advantageous to our research programs. In the event our technologies infringe on the rights of others or we require the use of discoveries and technology controlled by third parties, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. We may not be able to obtain alternative technologies or any required license on commercially favorable terms, if at all. If we do not obtain the necessary licenses or alternative technologies, we may be delayed or prevented from pursuing the development of some potential products. Our failure to obtain alternative technologies or a license to any technology that we may require to develop or commercialize our product candidates would significantly and negatively affect our business.

Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

     We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which we believe patent protection is not appropriate or available. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

We depend on our collaborators to help us develop and test our product candidates, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

     Our strategy for the development, clinical testing and commercialization of our product candidates requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. For example, third parties are principally responsible for developing oncolytic virus therapeutics and diagnostics using our telomerase technology and an academic institution is conducting the clinical trial of the telomerase therapeutic cancer vaccine. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

     Under agreements with collaborators, we may rely significantly on such collaborators to, among other activities:

     o design and conduct advanced clinical trials in the event that we reach clinical trials;

     o   fund research and development activities with us;

     o   pay us fees upon the achievement of milestones; and

     o market with us any commercial products that result from our collaborations.

     The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our reliance on the research activities of our non-employee scientific consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in technological developments.

     We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request. These scientific consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities.

     In addition, we have formed research collaborations with many academic and other research institutions throughout the world. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

     We also rely on other companies for certain process development or other technical scientific work, especially with respect to our telomerase inhibitor programs. We have contracts with these companies that specify the work to be done and results to be achieved, but we do not have direct control over their personnel or operations.

     If any of these third parties are unable or refuse to contribute to projects on which we need their help, our ability to generate advances in our technologies will be significantly harmed.

The loss of key personnel could slow our ability to conduct research and develop product candidates.

     Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. Competition for personnel is intense and we may be unable to retain our current personnel or attract or assimilate other highly qualified management and scientific personnel in the future. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.

     We also rely on consultants and advisors who assist us in formulating our research and development and clinical strategy. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms. Failure to do so would materially harm our business.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims if the use of our products is alleged to have injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. We currently have no clinical trial liability insurance and we may not be able to obtain and maintain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could have a material adverse effect on our business.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and other countries, we cannot predict whether or when we will be permitted to commercialize our products.

     Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. The preclinical testing and clinical trials of the products that we or our collaborators develop are subject to extensive government regulation that may prevent us from creating commercially viable product candidates from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including the processes of:

     o   manufacturing;

     o   advertising and promoting;

     o   selling and marketing;

     o   labeling; and

     o   distributing.

     If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

     The regulatory process, particularly for biopharmaceutical product candidates like ours, is uncertain, can take many years and requires the expenditure of substantial resources. Any product candidate that we or our collaborative partners develop must receive all relevant regulatory agency approvals or clearances before it may be marketed in the United States or other countries. Biological drugs and non-biological drugs are rigorously regulated. In particular, human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the Food and Drug Administration in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. Because certain of our product candidates involve the application of new technologies or are based upon a new therapeutic approach, they may be subject to substantial additional review by various government regulatory authorities, and, as a result, the process of obtaining regulatory approvals for them may proceed more slowly than for product candidates based upon more conventional technologies. We may never obtain regulatory approval to market our product candidates.

     Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals or clearances. In addition, delays or rejections may be encountered as a result of changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval or clearance for a product candidate. Delays in obtaining regulatory agency approvals or clearances could:

     o significantly harm the marketing of any products that we or our collaborators develop;

     o impose costly procedures upon our activities or the activities of our collaborators;

     o diminish any competitive advantages that we or our collaborators may attain; or

     o adversely affect our ability to receive royalties and generate revenues and profits.

     Even if we commit the necessary time and resources, the required regulatory agency approvals or clearances may not be obtained for any product candidates developed by or in collaboration with us. If we obtain regulatory agency approval or clearance for a new product, this approval or clearance may entail limitations on the indicated uses for which it can be marketed that could limit the potential commercial use of the product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

     o   recall or seizure of products;

     o   injunction against manufacture, distribution, sales and marketing; and

     o   criminal prosecution.

     The imposition of any of these penalties could significantly impair our business, financial condition and results of operations.

To be successful, our product candidates must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

     Our product candidates and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The product candidates that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

     o our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;

     o our ability to create products that are superior to alternatives currently on the market;

     o our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

     o   reimbursement policies of government and third-party payors.

     If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

If we fail to obtain acceptable prices or adequate reimbursement for our product candidates, the use of our potential products could be severely limited.

     Our ability to successfully commercialize our product candidates will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payors. Significant uncertainty exists as to the reimbursement status of newly-approved health care products, including pharmaceuticals. If our products are not considered cost-effective or if we fail to generate adequate third-party reimbursement for the users of our potential products and treatments, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment in product development.

     In both U.S. and other markets, sales of our potential products, if any, will depend in part on the availability of reimbursement from third-party payors, examples of which include:

     o   government health administration authorities;

     o   private health insurers;

     o   health maintenance organizations; and

     o   pharmacy benefit management companies.

     Both federal and state governments in the United States and governments in other countries continue to propose and pass legislation designed to contain or reduce the cost of health care. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may be adopted before any of our potential products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product candidate we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and any of our potential products may ultimately not be considered cost-effective by these third parties. Any of these initiatives or developments could materially harm our business.

Our products are likely to be expensive to manufacture, and they may not be profitable if we are unable to significantly reduce the costs to manufacture them.

     Both our telomerase inhibitor compounds, GRN163 and GRN163L, and our hESC-based products are likely to be significantly more expensive to manufacture than most other drugs currently on the market today. Oligonucleotides are relatively large molecules with complex chemistry, and the cost of manufacturing even a short oligonucleotide like GRN163 or GRN163L is considerably greater than the cost of making most small-molecule drugs. Our present manufacturing processes are conducted at a relatively small scale and are at an early stage of development. We hope to substantially reduce manufacturing costs by process improvements, as well as through scale increases. If we are not able to do so, however and, depending on the pricing of the product, the profit margin on the telomerase inhibitor may be significantly less than that of most drugs on the market today. Similarly, we currently make differentiated cells from hESCs on a laboratory scale, at a high cost per unit of measure. The cell-based therapies we are developing based on hESCs will probably require large quantities of cells. We continue to develop processes to scale up production of the cells in a cost-effective way. We may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

Our activities involve hazardous materials, and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

     Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the cleanup, of hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage our research and manufacturing facilities and operations.

     Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations.

Our stock price has historically been very volatile.

     Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including factors which may be unrelated to their businesses or results of operations such as media coverage, legislative and regulatory measures and the activities of various interest groups or organizations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

     Historically, our stock price has been extremely volatile. Between January 1998 and March 2004, our stock has traded as high as $75.88 per share and as low as $1.41 per share. Between March 1, 2002 and March 26, 2004, the price has ranged between a high of $16.80 per share and a low of $1.41 per share. The significant market price fluctuations of our common stock are due to a variety of factors, including:

     o   the depth of the market for the common stock;

     o   the experimental nature of our product candidates;

     o   fluctuations in our operating results;

     o market conditions relating to the biopharmaceutical and pharmaceutical industries;

     o any announcements of technological innovations, new commercial products, or clinical progress or lack thereof by us, our collaborative partners or our competitors;

     o announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations;

     o   comments by securities analysts;

     o   general market conditions; or

     o   public concern with respect to our product candidates.

     In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies, including many biotechnology companies, which experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

The sale of a substantial number of shares may adversely affect the market price for our common stock.

     Sales of substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. As of March 26, 2004, we had 45,074,868 shares of common stock outstanding. Of these shares, approximately 25,780,635 shares (including shares issuable upon conversion or exercise of convertible notes or warrants) were issued since December 1998 pursuant to private placements. Of these shares, approximately 21,754,496 shares have been registered pursuant to shelf registration statements and therefore may be resold (if not sold prior to the date hereof) in the public market and approximately 4,026,139 of the remaining shares may be resold pursuant to Rule 144 into the public markets.

Our undesignated preferred stock may inhibit potential acquisition bids; this may adversely affect the market price for our common stock and the voting rights of the holders of our common stock.

     Our certificate of incorporation provides our Board of Directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the stockholders. As of the date of this registration statement, 50,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock and the Board of Directors still has authority to designate and issue up to 2,950,000 shares of preferred stock. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected.

     In addition, if we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our share purchase rights plan, charter and bylaws, and provisions of Delaware law, may inhibit potential acquisition bids for us, which may prevent holders of our common stock from benefiting from what they believe may be the positive aspects of acquisitions and takeovers.

     Our Board of Directors has adopted a share purchase rights plan, commonly referred to as a "poison pill." This plan entitles existing stockholders to rights, including the right to purchase shares of common stock, in the event of an acquisition of 15% or more of our outstanding common stock. Our share purchase rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change of control of Geron by delaying or preventing a change of control. In addition, our Board of Directors has the authority, without further action by our stockholders, to issue additional shares of common stock, and to fix the rights and preferences of one or more series of preferred stock.

     In addition to our share purchase rights plan and the undesignated preferred stock, provisions of our charter documents and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

     o   prevent stockholders from taking actions by written consent;

     o divide the Board of Directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and

     o set forth procedures for nominating directors and submitting proposals for consideration at stockholders' meetings.

     Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations. Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

     In addition, we have severance agreements with several employees and a change of control severance plan which could require an acquiror to pay a higher price.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. Furthermore, we may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We are filing the registration statement of which this prospectus is a part under our contractual obligation to the holder named in the section entitled "Selling Stockholders." We will not receive any of the proceeds from resale of these shares of common stock by the selling stockholders.

                         DESCRIPTION OF OUR COMMON STOCK

         The following summary is a general description of our common stock. Complete details can be found in our Charter and Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See "Where You Can Find More Information."

         We have authority to issue 100,000,000 shares of common stock, $.001 par value per share. As of March 26, 2004, we had 45,074,868 shares of common stock outstanding.

         The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholder. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to preferences applicable to shares of our preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of our common stock are, and the shares of common stock offered by this prospectus will be, fully paid and nonassessable.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.


                              SELLING STOCKHOLDERS

         The following table sets forth the name of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of March 26, 2004, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by each selling stockholder after this offering. In the aggregate, the selling stockholders may sell up to 443,603 shares of our common stock pursuant to this prospectus. Since each selling stockholder may offer all, some or none of its common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders individually or collectively after the offering can be provided. In addition, since the date each of the selling stockholders provided information regarding its ownership of the shares, it may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

         On March 18, 2004, as partial payment of the amount due to Transgenomic, Inc. ("Transgenomic") under an addendum to a supply agreement pursuant to which Transgenomic is manufacturing certain chemicals for use by us in producing our telomerase inhibitor compounds, we issued to Transgenomic 33,662 shares of our common stock, pursuant to a Common Stock Purchase Agreement dated as of March 18, 2004. On March 24, 2004, as an advance payment of the rent due for the Company's premises at 200 Constitution Drive and 230 Constitution Drive in Menlo Park, California for the period from February 1, 2004 through July 31, 2008, we issued to David D. Bohannon Organization ("DDBO"), the lessor of those premises, 363,039 shares of our common stock, pursuant to a Common Stock Purchase Agreement dated as of March 23, 2004. Also on March 24, 2004, as consideration for the early termination of the lease on the premises at 255 Constitution Drive in Menlo Park, California that the Company ceased using in June 2003, we issued to Bohannon Development Company ("BDC"), the lessor of those premises, 46,902 shares of our common stock, pursuant to a Common Stock Purchase Agreement dated as of March 23, 2004.

         To our knowledge, each of Transgenomic, DDBO and BDC has sole voting and investment power with respect to all shares of common stock beneficially owned by it. This information is based upon information provided by each selling stockholder.

                                                             Maximum Number of
                                          Total Number       Shares Available
                                           of Shares         Pursuant to this       Shares Owned After       Percentage
               Name                        Held (1)          Prospectus (1)         Offering Number (2)          (3)
------------------------------------    ----------------    -------------------    ----------------------    ----------
Transgenomic, Inc.                           0                   33,662                     0                     *

David D. Bohannon Organization               0                  363,039                     0                     *

Bohannon Development Company                 0                   46,902                     0                     *
-----------------

(1) Based on information available as of March 26, 2004.

(2) Assumes the sale of all shares of common stock offered by this prospectus.

(3) Based on 45,074,868 shares of common stock outstanding as of March 26, 2004.

*   Less than 1%

                              PLAN OF DISTRIBUTION

         We are registering a total of 443,603 shares of our common stock on behalf of the selling stockholders. The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o        sales on the Nasdaq National Market;

o        sales in the over-the-counter market;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o transactions in which broker-dealers agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         Each of the selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, none of the selling stockholders has entered into any agreement with a prospective underwriter and we cannot assure you that any such agreement will be entered into. If one or more of the enter into this type of an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         The selling stockholders also may sell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

         Latham & Watkins LLP will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of Geron Corporation appearing in Geron's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of Geron pursuant to Geron's Certificate of Incorporation, bylaws and the Delaware General Corporation Law, Geron has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. Our Internet website address is www.geron.com. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                   DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares:

o Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

o        Our current report on Form 8-K filed on March 10, 2004; and

o The description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on June 13, 1996 (File No. 0-20859).

         All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David L. Greenwood, Chief Financial Officer, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, telephone: (650) 473-7700.

                         443,603 SHARES OF COMMON STOCK

                                GERON CORPORATION

                                   PROSPECTUS

                                 March 29, 2004













You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee                               $      458
         Accounting Fees and Expenses                   $   10,000*
         Legal Fees and Expenses                        $   10,000*
         Miscellaneous                                  $    1,500*

         Total                                          $   21,958*

         *    Estimated

Item 15.   Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

Item 16.   Exhibits.

         See Exhibit Index.

Item 17.   Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on March 29, 2004.

                                               GERON CORPORATION


                                               By:  /s/ David L. Greenwood
                                                    ----------------------
                                                    David L. Greenwood
                                                    Executive Vice President and
                                                    Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PERSONS PRESENT, that the persons whose signatures appear below do hereby constitute and appoint Thomas B. Okarma, David L. Greenwood, and William D. Stempel, or any of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith with the Securities and Exchange Commission hereby do ratifying and confirming all that each of said attorneys-in-fact, or either of them, or his substitute or substitutes, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                               Date
---------                                   -----                                               ----

  /s/ Thomas B. Okarma                      Chief Executive Officer, President and Director     March 29, 2004
----------------------------------------    (principal executive officer)
          Thomas B. Okarma


  /s/ David L. Greenwood                    Executive Vice President and Chief Financial        March 29, 2004
----------------------------------------    Officer (principal financial and accounting
          David L. Greenwood                officer)

  /s/ Alexander E. Barkas                   Director                                            March 29, 2004
----------------------------------------
          Alexander E. Barkas

  /s/ Edward V. Fritzky                     Director                                            March 29, 2004
----------------------------------------
          Edward V. Fritzky

  /s/ Thomas D. Kiley                       Director                                            March 29, 2004
----------------------------------------
          Thomas D. Kiley

  /s/ John P. Walker                        Director                                            March 29, 2004
----------------------------------------
          John P. Walker

  /s/ Patrick J. Zenner                     Director                                            March 29, 2004
----------------------------------------
          Patrick J. Zenner


                                  EXHIBIT INDEX


Exhibits      Description
--------      -----------
    4.1       Common Stock Purchase Agreement dated as of March 18, 2004 by and between Registrant and Transgenomic, Inc.

    4.2 Common Stock Purchase Agreement dated as of March 23, 2004 by and between Registrant and David D. Bohannon Organization

    4.3 Common Stock Purchase Agreement dated as of March 23, 2004 by and between Registrant and Bohannon Development Company

    5.1       Opinion of Latham & Watkins LLP.

   10.1 Lease Termination and Advance Payment Agreement dated as of March 23, 2004 by and between Registrant, David D. Bohannon Organization and Bohannon Development Company

   10.2 Fourth Amendment to Lease dated March 23, 2004 by and between Registrant and David D. Bohannon Organization

   10.3 Amendment to Lease dated March 23, 2004 by and between Registrant and David D. Bohannon Organization

   23.1       Consent of Latham & Watkins LLP (included in Exhibit 5.1).

   23.2       Consent of Ernst & Young LLP, Independent Auditors.

   24.1 Power of Attorney (included on the signature page to this Registration Statement).